Supplement No. 1
                                       To
                                Offer to Purchase
                             AIMCO Properties, L.P.
      is offering to purchase up to 607.5 limited partnership interests in
                       Jacques-Miller Income Fund L.P.-II

                               for $95.00 in cash


         On April 1, 1999,  AIMCO  Properties,  L.P.  offered to  purchase up to
607.5 limited partnership interests ("Units") in Jacques-Miller Income Fund L.P.-II (the "Partnership") at a purchase price of $76.00 per Unit, net to seller in cash. upon the terms and conditions set forth in an Offer to Purchase dated April 1, 1999 (the "Offer to Purchase") and in the related Letter of Transmittal (collectively, the "Offer"). The Offer is hereby amended and supplemented by (i) increasing the Purchase Price to $95.00 per Unit, net to seller in cash and (ii) extending the Expiration Date to 5:00 p.m. New York time on May 7, 1999.

         Our price is AT LEAST $10 PER UNIT HIGHER than the price being offered by Peachtree Partners and, unlike Peachtree Partners, we will not deduct any transfer fees from the Purchase Price. IF IT IS LIQUIDITY YOU DESIRE, OUR OFFER PROVIDES YOU WITH THE GREATEST PURCHASE PRICE CURRENTLY BEING OFFERED. Limited Partners who have already tendered their Units to us will automatically receive the benefit of the increased purchase price and need not take any further action. Limited Partners who previously tendered their Units to Peachtree Partners may still tender their units to us by forwarding to us a completed Letter of Transmittal which was previously provided and sending a notice of withdrawal to Peachtree Partners (with a copy to our Information Agent) by no later than May 3, 1999, the expiration date of Peachtree's offer.

         You should note that we control the general partner of the Partnership. Accordingly, the general partner makes no recommendation to you as to whether you should tender or refrain from tendering your Units in the Offer.

     Please be advised that as of April 20, 1999, tenders for 595.26 Units, which represent 4.8% of the total Units had been received.

         If you have any questions concerning the terms of the offer, or need assistance in completing the forms necessary to tender your units, please contact our Information Agent, River Oaks Partnership Services, Inc., at (888) 349-2005 or (201) 896-1900.


                                                          AIMCO PROPERTIES, L.P.

April 21,1999